Exhibit 10.33

HOKU SCIENTIFIC, INC.

FISCAL YEAR 2007 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.	Overview

The compensation philosophy of Hoku Scientific, Inc. (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance-based compensation. Executive Officers (as defined below), who commenced employment at the Company on or before April 1, 2006 and are employees of the Company on and as of March 31, 2007 (collectively, the “Participants”), shall be eligible to participate in the Fiscal Year 2007 Executive Incentive Compensation Plan (the “Plan”). For purposes of the Plan, the Company’s Section 16 reporting officers shall qualify as “Executive Officers.”

The Plan is designed to award a payment (each an “Incentive Payment”) for performance in fiscal year 2007 to a Participant if the Company achieves certain corporate performance targets (“Corporate Targets”) as described below, as determined in the sole discretion of the independent members of the Company’s Board of Directors (the “Independent Committee”).

Each Incentive Payment may consist of either a cash payment, a stock award pursuant to the Company’s 2005 Equity Incentive Plan (the “Stock Plan”), or both, at the sole discretion of the Independent Committee. The Independent Committee shall ultimately determine the amounts and the timing of the issuance of any stock awards under the Stock Plan in their sole discretion.

2.	Determination of Fiscal Year 2007 Incentive Payments

A Participant may receive an Incentive Payment if the Corporate Targets are achieved, as determined in the sole discretion of the Independent Committee.

For fiscal year 2007, each Participant’s Incentive Payment, except for the Chief Executive Officer’s Incentive Payment, will be split among five categories of Corporate Targets as follows, as determined by the Independent Committee:

•	Business development and technical successes for Hoku Fuel Cells

•	Business development successes for Hoku Materials.

•	Securing key supplies for Hoku Solar.

•	Increasing shareholder value.

•	Successful completion of corporate governance initiatives.

The maximum amount of an Incentive Payment a Participant may receive upon achievement of the Corporate Targets is 200% of the Participant’s base salary as of April 1, 2006 (“Base Salary”). The amount of Incentive Payment allocated to each of the above categories may be weighted differently for each Participant. The amount of the Chief Executive Officer’s Incentive Payment shall be calculated by applying the average Incentive Payment received by the other Participants as a percentage of such Participants’ Base Salary to the Chief Executive Officer’s Base Salary. For example, if the average Incentive Payment received by the Participants is equal to 150% of their cumulative Base Salary, then the Chief Executive Officer shall receive an Incentive Payment equal to 150% of his Base Salary.

3.	Miscellaneous Provisions

The Independent Committee may amend or terminate this Plan at any time in their sole discretion. Further, the Independent Committee may modify the Corporate Targets and/or Incentive Payment Amounts and the relative weight of each Corporate Target for each Participant at any time in their sole discretion. For purposes of this Plan, a director’s independence shall be determined in accordance with The Nasdaq Stock Market, Inc. Listing Standards.

The Plan shall be governed by and construed in accordance with the laws of the State of Hawaii.